Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

Halozyme Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

TABLE 1 – NEWLY REGISTERED SECURITIES

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	219,336 (1)	$12.73	$2,792,147.28 (1)(2)	$138.10 per $1,000,000	$385.60
Total Offering Amounts					$2,792,147.28		$385.60
Total Fee Offsets							$0
Net Fee Due							$385.60

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common, par value $0.001 per share (“Common Stock”), of Halozyme Therapeutics, Inc. (the “Company”), which may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)         Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based upon the weighted average option exercise price of $12.73 for 219,336 shares of Common Stock issuable upon exercise options granted under the Elektrofi, Inc. 2015 Equity Incentive Plan, which options converted into options to purchase shares of Common Stock pursuant to the Merger Agreement.